FIRM TRANSPORTATION SERVICE AGREEMENT

THIS AGREEMENT (“Agreement”), entered on August 3, 2017, between Paulsboro Natural Gas Pipeline Company LLC (“Transporter”) and Paulsboro Refining Company LLC (“Shipper”).

WITNESSETH:

WHEREAS, Transporter and Shipper are parties to an existing firm transportation service agreement dated as of July 11, 2011 (the “Existing Agreement”) pursuant to which Transporter provides natural gas transportation for Shipper over a natural gas pipeline system (the “Existing Pipeline”) extending from the existing 16-inch Line No. 1-A-1 of Texas Eastern Transmission, LP (“Texas Eastern”) in Delaware County, Pennsylvania, to the existing terminus at the Paulsboro Refinery, owned by Shipper located in Paulsboro, New Jersey (“Shipper’s Facilities”):

WHEREAS, Transporter will be replacing the Existing Pipeline with a new 24” pipeline with a certificated capacity of 60,000 dekatherm per day (Dth/d) (the “PNG Pipeline”) pursuant to which Transporter will provide natural gas for Shipper from Texas Eastern in Delaware County, Pennsylvania, to Shipper’s Facilities:

WHEREAS, subject to receipt of all necessary governmental authorizations, Transporter has agreed to provide such Transportation for Shipper subject to the terms and conditions set forth in this Agreement.

WHEREAS, Shipper has agreed to pay Transporter in the manner set forth in Article V of this Agreement for the transportation of natural gas on the PNG Pipeline, and

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1    “Maximum Daily Quantity” (“MDQ”) means the maximum daily quantity of natural gas, expressed in Dth, that Transporter is obligated under this Agreement to transport on behalf of Shipper.

1.2    “Point of Delivery” means the point of interconnection between Transporter’s Facilities and Shipper’s Facilities.

1.3    “Point of Receipt” means the point of interconnection between Texas Eastern in Delaware County, Pennsylvania and Transporter’s Facilities.

1.4    “Shipper” means Paulsboro Refining Company LLC, the owner and operator of the Paulsboro Refinery located in Paulsboro, New Jersey, as well as its successors and assigns.

1.5    “Shipper’s Facilities” means the pipeline extending from the outlet side of the final metering facilities included in Transporter’s Facilities and the Paulsboro Refinery owned and operated by Shipper.

1.6    “Transporter” means Paulsboro Natural Gas Pipeline Company LLC, the owner of the PNG Pipeline.

1.7     “Transporter’s Facilities” means the PNG Pipeline.

ARTICLE II
QUANTITY AND POINT OF RECEIPT AND DELIVERY

Subject to the provisions of this Agreement, Transporter agrees to receive for the account of Shipper up to a MDQ of 60,000 Dth/d (“MVC”) of natural gas from Texas Eastern’s system, at the Point of Receipt, and to transport and deliver thermally equivalent volumes of gas to Shipper, at the Point of Delivery, on·a firm basis.

For a period commencing on July 1, 2017, or such later date on which service actually commences on the PNG Pipeline, and ending five (5) calendar years later, to the extent that the certificated capacity of the PNG Pipeline is increased and subject to availability, Shipper shall have the right to elect on three (3) occasions to increase its MVC up to the remaining unsubscribed certificated capacity of the PNG Pipeline. The minimum term for any resulting firm transportation service agreement is five (5) years.

ARTICLE III
QUALITY

All gas delivered by Texas Eastern to Transporter at the Point of Receipt and redelivered by Transporter to Shipper at the Point of Delivery will be merchantable gas and will conform to the specifications set forth in Texas Eastern’s currently effective gas tariff on file with the Federal Energy Regulatory Commission or any successor agency having jurisdiction over Texas Eastern.

ARTICLE IV
TERM OF AGREEMENT

4.1    Term: This Agreement shall be effective as of August 4, 2017 and shall continue for a primary term of fifteen (15) years (“Initial Term”); provided that following expiration of the Initial Term, Shipper shall have annual evergreen renewal rights, for one year term extensions of this Agreement at the same rate and quantity, or portion of such quantity, as in effect at the end of the Initial Term or subsequent evergreen extended term, exercisable upon a minimum of six (6) months written notice. Shipper shall also hold a one-time contractual right of first refusal (“ROFR”), effective at the end of the Initial Term, to be applicable to any portion of the quantity, exercisable upon sixty (60) days’ notice or such lesser notice provisions included in the tariff then applicable to the PNG Pipeline. The Existing Agreement shall terminate automatically upon the commencement of transportation services hereunder.

ARTICLE V
PAYMENT

5.1    Rate: Shipper agrees to pay a rate (the “Initial Transportation Rate”) for firm transportation service under this Agreement which is subject to adjustment based on Total Project Costs as determined in the manner under Exhibit A hereto (the “Adjusted Transportation Rate”). Such adjusted rate, once finally determined, will be applicable for the entire term of this Agreement.

Such transportation rate shall be applicable to service under each this Agreement during the entire term of such this Agreement, as the same may be extended, regardless of any otherwise applicable maximum rate and shall be applicable at all primary and secondary points on the PNG Pipeline that are located in a zone covered by Shipper’s primary transportation path(s); provided that the applicability of the transportation rate assumes that receipts and deliveries under this Agreement will be made at the prevailing operating pressures of the PNG Pipeline and that the transportation rate does not cover any non-conforming quality or pressure requirement at any receipt or delivery point except as otherwise provided in this Agreement.

Shipper shall not be obligated to pay any other charges such as a commodity rate, ACA and any other additional authorized charges or surcharges applied pursuant to any FERC approved Gas Tariff applicable to PNG Pipeline (the “Tariff”) other than a charge for lost and unaccounted for gas (“L&U”) to be determined on an annual basis. Shipper shall furnish, or be credited if a gain, its pro rata share of the quantity of lost-and-unaccounted-for gas associated with rendering transportation service pursuant to this Agreement. L&U shall be determined based on actual L&U for the preceding year and an adjustment to true-up under- or over-recoveries over the course of the following year.

In the event PNGPC increases the certificated capacity of the PNG Pipeline, PNGPC agrees that the transportation rate payable by PRC under the FT Agreement shall be proportionately reduced to reflect the new capacity.

5.2    Statement: Each month, Transporter will render to Shipper a statement showing the amount due from Shipper to Transporter for the preceding month based on the MVC, the Adjusted Transportation Rate and the number of days in the month.

5.3    Payment: Shipper will make payment of the amount due for services from Transporter as soon as practicable but within 10 business days after the statement rendered to Shipper.

5.4    Failure to Pay: Should Shipper fail to pay the full amount due Transporter when the same is due, as herein provided, interest thereon will accrue at interest rates established monthly by the Federal Energy Regulatory Commission, accruing from the date five days after the statement is rendered until same is paid.

ARTICLE VI
FORCE MAJEURE

6.1     Effect of Force Majeure: In the event of either Transporter or Shipper being rendered unable, by an event of force majeure affecting itself or a third party natural gas transporter or supplier delivering gas to Transporter, to carry out wholly or in part, its obligations under the provisions of this Agreement, it is agreed that the obligations of the party affected by such force majeure, other than the obligation to make payments hereunder, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall, so far as possible, be remedied with a reasonable dispatch.

6.2     Definition of Force Majeure: The term “force majeure” as employed herein shall mean acts and events not within the control of the party claiming suspension and shall include acts of God, strikes, lockouts or other industrial disturbances, inability to obtain pipe or other material or equipment or labor, wars, riots, insurrections, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, interruptions by government or court orders, present or future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, and any other cause whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to overcome. It is expressly recognized that transportation of natural gas by Transporter is dependent upon its receipt of such gas at the Point of Receipt, and that in the event that the third party transporter transporting or shipping gas to the Point of Receipt asserts force majeure, such event of force majeure asserted by such party shall constitute an event of force majeure for all purposes under this Agreement.

ARTICLE VII
NOTICE

7.1     Method of Notice: All notices, requests, statements or other communications provided under this Agreement shall be in writing. Written notice shall be given by personal delivery or by United States mail, postage prepaid, and addressed as follows:

Paulsboro Natural Gas Pipeline Company LLC	Paulsboro Refining Company LLC
One Sylvan Way, Second Floor	One Sylvan Way, Second Floor
Parsippany, New Jersey 07054	Parsippany, New Jersey 07054
Attention: Jim Fedena	Attention: Alan King

With a copy to:	With a copy to:

Paulsboro Natural Gas Pipeline Company LLC	Paulsboro Refining Company LLC
One Sylvan Way, Second Floor	One Sylvan Way, Second Floor
Parsippany, New Jersey 07054	Parsippany, New Jersey 07054
Attention: General Counsel	Attention: General Counsel

7.2     Receipt of Notice: All written notices, requests, statements or other communications shall be deemed to have been sufficiently given if mailed postage prepaid by registered, certified, or regular mail and shall be deemed to have been duly delivered on the third business day following the date on which same was deposited in the United States mail, addressed in accordance with this Article VII. Shipper or Transporter may designate a different address to which notices, requests, statements, payments or other communication shall be sent proper notice as set forth in this Article VII.

ARTICLE VIII
MISCELLANEOUS

8.1     Pressure: Transporter shall undertake all reasonable efforts to cause the delivery of natural gas to Shipper at the Point of Delivery at Transporter’s line pressure.

8.2     Applicable Law: This Agreement and the rights and duties of Transporter and Shipper hereunder shall be governed by and interpreted in accordance with the laws of the State of New York, without recourse to its conflict of laws rules or principles.

8.3    Waiver: No waiver by either Transporter or Shipper or more defaults by the other in performance of this Agreement shall operate or be construed as a waiver of any future default(s), whether of like or different character.

8.4    Headings: The headings of each of the various sections in this Agreement are included for convenience of reference only and shall have no effect on, or be deemed part of the text of, this Agreement.

8.5    Successors and Assigns: This Agreement shall be transferable and/or assignable, in whole or in part to any entity that (i) succeeds by purchase, merger, or consolidation of title to or assignment of the properties, substantially as an entirety, of Shipper or (ii) is an affiliate or a subsidiary of Shipper or a third party which supplies or enhances the operation of Shipper (“Transferee”) subject to the credit conditions set forth in the third succeeding sentence. Each Transferee shall be entitled to the rights and shall be subject to the obligations of Shipper under this Agreement. Otherwise, no assignment or transfer by Shipper of its rights and obligations under this Agreement shall be made without the prior written consent of Transporter. Transporter agrees to consent to such assignment and release Shipper from its obligations for the assigned rights and obligations under this Agreement if: (i) those obligations have been assumed by the Transferee, and (ii) (x) to the extent that the Transferee is not an affiliate of Shipper, at the time of the assignment, (1) the Transferee demonstrates to Transporter’s satisfaction that the Transferee is financially capable of meeting the obligations assumed under this Agreement or (2) Shipper agrees that the credit support it previously provided shall remain in place with respect to the obligations of such Transferee following such assignment and (y) to the extent that the Transferee is an affiliate of Shipper, at the time of the assignment, the Transferee meets the requirements set forth in Exhibit B, “Credit Addendum,” or otherwise demonstrates to Transporter’s satisfaction that the Transferee is financially capable of meeting the obligations assumed under this Agreement. Transporter may assign its rights and obligations under this Agreement without Shipper’s prior written consent, but any such assignment shall be subject to assignee reasonably demonstrating to Transporter and Shipper that it is operationally and financially capable of meeting the obligations assumed under this Agreement.

8.6.    Credit: Shipper agrees to comply with the creditworthiness provisions contained in Exhibit B, “Credit Addendum”, which is attached hereto and made a part hereof. Notwithstanding anything to the contrary provided in this Agreement, the terms contained in the Credit Addendum shall survive the expiration or termination of this Agreement and shall remain in effect until this Agreement terminates in accordance with its terms. In the event of assignment of this Agreement, Shipper’s assignee or the permanent replacement Shipper under this Agreement, as the case may be, shall be required to comply with the provisions contained in the Credit Addendum for the remaining term of this Agreement.

8.7    Filings: Each party shall make and diligently prosecute all necessary filings with governmental bodies as may be required for the initiation and continuation of the transportation service subject to this Agreement, as well as inform and, upon request, provide copies to the other party of all filing activities.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Transporter and Shipper have caused this Agreement to be duly executed by their duly authorized officers in two (2) original counterparts as of August 3, 2017.

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC

By:    /s/ Erik Young
Name: Erik Young
Title: Senior Vice President and Chief Financial Officer

PAULSBORO REFINING COMPANY LLC

By:    /s/ Trecia Canty
Name: Trecia Canty
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A
To
Firm Transportation Services Agreement
Between
Paulsboro Natural Gas Pipeline Company LLC
and
Paulsboro Refining Company LLC
Dated
August 3, 2017

Transportation Service Commencement Date	Maximum Daily Transportation Quantity (in dekatherms)	Primary Receipt Point(s)	Primary Delivery Point Area(s)	Minimum Delivery Pressure Obligation (in psig)	Transportation Service Termination Date
8/4//2017	60,000	Texas Eastern M3 Meter #73127	Paulsboro Refining Company, LLC	350	8/4/2032

The Initial Term of this Agreement shall be for a period of fifteen (15) years.

The Initial Transportation Rate under this Agreement shall be $0.39 per dekatherm and Shipper and Transporter agrees that such rate shall adjust to (i) reflect the change in the costs of the PNG Pipeline between the time of execution of this Agreement and the time when the PNG Pipeline is placed in-service and the abandonment of the Existing Pipeline is completed and (ii) an expansion of the PNG Pipeline to accommodate additional shippers.

Once the Total Project Costs are calculated by Transporter, Transporter shall calculate an Adjusted Transportation Rate using the following rate adjustment mechanism (“Total Project Cost Adjustment”):

“Total Project Costs” shall include the costs actually incurred by Transporter in connection with the construction of the PNG Pipeline and the abandonment of a portion of the Existing Pipeline to the extent such costs are for items set forth in Appendix 1.

For purposes of this calculation, base Cost = $53,000,000

Cost Adjustment = Total Project Costs/Base Cost -1

Rate Adjustment = Initial Transportation Rate x (Total Project Costs / Base Cost -1)

Finally, on an annual basis, commencing with January 1, 2019, the Transportation Rate or the Adjusted Transportation Rate, as the case may be, shall be increased by a percentage equal to the positive change, if any, in the CPI‑U during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics. “CPI-U” means the Consumer Price Index for All-Urban Consumers, U.S. City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

EXHIBIT B
To
Firm Transportation Services Agreement
Between
Paulsboro Natural Gas Pipeline Company LLC
and
Paulsboro Refining Company LLC
Dated
August 3, 2017

Credit Addendum

PBF Holding Company LLC (“PBF”), the direct parent of Paulsboro Refining Company LLC (“PRC”) has provided a guaranty (the “PBFH Guaranty”) to Paulsboro Natural Gas Pipeline Company LLC (“PNGPC”), and except as otherwise provided in the Precedent Agreement or this Agreement, the PBFH Guaranty shall at all times throughout the term of this Agreement.